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                               SERVICES AGREEMENT

                                     BETWEEN

                                DREAMWORKS L.L.C.

                                       AND

                         DREAMWORKS ANIMATION SKG, INC.

                      DATED AS OF _______________ __, 2004


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                               SERVICES AGREEMENT

      This Services Agreement, dated as of _____________, 2004, is by and between DreamWorks L.L.C., a Delaware limited liability company ("STUDIO"), and DreamWorks Animation SKG, Inc., a Delaware corporation (the "DWA").

                                    RECITALS

      A. DWA is currently a wholly owned subsidiary of Studio.

      B. Along with DreamWorks Animation, L.L.C., a Delaware limited liability company, Studio and DWA have entered into that certain Separation Agreement, dated as of [even date herewith] (the "SEPARATION AGREEMENT"), pursuant to which Studio's animation business will be separated from the rest of Studio's business (the "SEPARATION").

      C. In connection with the Separation, the parties agree to the mutual covenants set forth in this Agreement.

      D. During the Term (defined below), the parties have agreed that Studio will continue to provide certain services to DWA and its Subsidiaries (defined below) and that DWA will provide certain services to Studio and its Subsidiaries, each on the terms and conditions set forth herein.

                                    AGREEMENT

      In consideration of the foregoing Recitals, the mutual promises and covenants set forth below and the transactions contemplated by the Separation Agreement, the receipt and sufficiency of which are acknowledged, the parties hereby mutually agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 DEFINITIONS. For purposes of this Agreement, in addition to the words and phrases that are defined throughout the body of this Agreement, the following words and phrases will have the following meanings:

      "ACTUAL COST" will have the meaning set forth in Section 2.4(a).

      "ADDITIONAL SERVICE" will have the meaning set forth in Section 2.1(b).

      "AFFILIATE" will have the meaning set forth in the Separation Agreement.

      "AGREEMENT" means this Services Agreement dated as of ______________, 2004, and includes the Exhibits.

      "ANCILLARY AGREEMENT" means any agreement between Studio and DWA including the Distribution Agreement and the Separation Agreement.



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      "DISTRIBUTION AGREEMENT" means the Distribution Agreement dated [_____],
      2004, between Studio and DWA.

      "DUE DATE" will have the meaning set forth in Section 2.4(b).

      "DWA" will have the meaning set forth in this Agreement's introductory paragraph.

      "ESCALATION NOTICE" will have the meaning set forth in Section 4.11(b).

      "ESTIMATED COST" will have the meaning set forth in Section 2.4(a).

      "FORCE MAJEURE CONDITIONS" will have the meaning set forth in Section 2.3(a).

      "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

      "GROUP" will have the meaning set forth in the Separation Agreement.

      "INFORMATION" means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, films, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

      "INITIAL SERVICE" will have the meaning set forth in Section 2.1(a).

      "LAW" means any law, statute, rule, regulation or other requirement imposed by a Governmental Authority.

      "OUTPUT TERM" will have the meaning set forth in the Distribution
      Agreement.

      "PERSON" will have the meaning set forth in the Separation Agreement.

      "PRIME RATE" means the rate which [JPMorgan Chase Bank] (or any successor thereto or other major money center commercial bank agreed to by the parties) announces from time to time as its prime lending rate, as in effect from time to time.

      "PROVIDING PARTY" means with respect to any particular Service, the entity or entities identified on the applicable Exhibit as the party to provide such Service.

      "PROVIDING PARTY PERSONNEL" will have the meaning set forth in Section 2.1(e).

      "RECEIVING PARTY" means with respect to any particular Service, the entity or entities identified on the applicable Exhibit as the party to receive such Service.



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      "RESIDENT JURISDICTION" will have the meaning set forth in Section 3.1(a).

      "SEPARATION" will have the meaning set forth in this Agreement's recitals.

      "SEPARATION AGREEMENT" will have the meaning set forth in this Agreement's recitals.

      "SERVICE" means each Initial Service and each Additional Service.

      "STUDIO" will have the meaning set forth in this Agreement's introductory paragraph.

      "SUBSIDIARY" will have the meaning set forth in the Separation Agreement.

      "SYSTEM" means the software, hardware, data store or maintenance and support components or portions of such components of a set of information technology assets identified in an Exhibit.

      "TAX" will have the meaning set forth in Section 3.1(a).

      "TERM" will have the meaning set forth in Section 2.5.

      "TERMINATION NOTICE" will have the meaning set forth in Section 2.6(a).

      "TRUE-UP DUE DATE" will have the meaning set forth in Section 2.4(a).

      "VAT" will have the meaning set forth in Section 3.1(d).

      "WORK PRODUCT" will have the meaning set forth in Section 2.1(f).

      1.2 GENERAL RULES OF CONSTRUCTION. For all purposes of this Agreement and the Exhibits delivered pursuant to this Agreement: (i) the terms defined in
Section 1.1 have the meanings assigned to them in Section 1.1 and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP; (iii) all references in this Agreement to designated "Sections", "Articles", "Exhibits", and other subdivisions are to the designated Sections, Articles, Exhibits, and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (vi) "or" is not exclusive; (vii) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (viii) "may not" is prohibitive and not permissive; (ix) "party" or "parties" refer to a party or parties to this Agreement unless otherwise indicated; (x) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (xi) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.



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                                   ARTICLE II
                                    SERVICES

      2.1 SERVICES.

            (a) Initial Services. Except as otherwise provided herein, during the Term, the Providing Party will provide or cause to be provided to the Receiving Party, and the Receiving Party will accept and pay for, each of the following services identified, and as more fully described, in the Exhibits ("INITIAL SERVICES"):

            (i)     Corporate Affairs Services (Exhibit 1);

            (ii)    Human Resources Services (Exhibit 2);

            (iii)   Payroll Services (Exhibit 3);

            (iv)    Information Technology Services (Exhibit 4);

            (v)     Studio Legal and Business Affairs Services (Exhibit 5);

            (vi)    Corporate Aircraft Services (Exhibit 6);

            (vii)   Tax Services (Exhibit 7);

            (viii)  Risk Management Services (Exhibit 8);

            (ix)    Archiving Services (Exhibit 9);

            (x)     Story Department Services (Exhibit 10);

            (xi)    Information Technology Equipment Purchasing (Exhibit 11);

            (xii)   Other Purchasing Services (Exhibit 12);

            (xiii)  Facility Security Services (Exhibit 13);

            (xiv)   Special Events Services (Exhibit 14);

            (xv)    Casting Services (Exhibit 15);

            (xvi)   Film Music Services (Exhibit 16);

            (xvii)  Office Space and Related Services (Exhibit 17);

            (xviii) Other Legal Services (Exhibit 18); and

            (xix)   Engineering Services (Exhibit 19).

            (b) Additional Services. From time to time during the Term, the parties may identify additional services that the Providing Party may provide to the Receiving Party in accordance with the terms of this Agreement (the "ADDITIONAL SERVICES"). If the parties agree to add any Additional Service(s), the parties will mutually create an Exhibit or amend an existing Exhibit for each such Additional Service, setting forth a description of the Service, the time period during which the Service will be provided, the Estimated Cost for the Service and the



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formula for calculating the Actual Cost of such Service, and any other terms applicable thereto. In order to become a part of this Agreement, such amendment to the applicable Exhibit must be executed by a duly authorized representative of each party, at which time such Additional Service will, together with the Initial Services, be deemed to constitute a "Service" for the purposes hereof and will be subject to the terms and conditions of this Agreement. The parties may, but will not be required to, agree on Additional Services during the Term. Notwithstanding anything to the contrary in the foregoing or anywhere else in this Agreement, any service actually performed by the Providing Party upon written or oral request by the Receiving Party in connection with this Agreement will be deemed to constitute a "Service" for the purposes of Sections 2.4 and 2.7, but such "Service" shall only be incorporated into the Agreement by an amendment as set forth in this Section. To facilitate determination of whether Additional Services should be scheduled, and generally to further the orderly performance of this Agreement, the parties shall undertake a bi-annual review of the Services described in each Exhibit, including a review of the Estimated Costs associated therewith at such time of DWA's annual budgeting process, as well as six (6) months before and after such time.

            (c) Changes in Services. The parties agree and acknowledge that the Providing Party may make changes from time to time in the manner of performing the Services if the Providing Party is making similar changes in performing similar services for itself or other third parties for which the Providing Party is providing substantially similar Services. The Providing Party will furnish to the Receiving Party substantially the same notice that the Providing Party provides such third parties, if any, respecting such changes. In addition to, and without limiting the immediately preceding two sentences in any way, and notwithstanding any provision of this Agreement to the contrary, the Providing Party may make any of the following changes without obtaining the prior consent of the Receiving Party: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to the Receiving Party of the Providing Party's provision or quality of such Service in any material respect or materially increase the Actual Cost for such Service; (ii) emergency changes on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements.

            (d) Services Performed by Others. Nothing in this Agreement will prevent the Providing Party from using third parties to perform all or any part of a Service hereunder. The Providing Party will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations it performs through third parties, and the Providing Party will be solely responsible for payments due any such third parties. If Providing Party uses a third party to perform all or any part of a Service hereunder, Providing Party may charge Receiving Party the actual amount charged to Providing Party by such third party for providing such applicable Service plus an uplift equal to 5% of the amount so charged by such third party; provided, however, that if Providing Party uses a third party to perform all or any part of a Service hereunder which such Service Providing Party continues to perform for itself and the quantity or capacity level of the Service requested by Receiving Party and actually performed by Providing Party is substantially the same as the level requested by Receiving Party as of the date of this Agreement, notwithstanding anything to the contrary herein, Providing Party will not charge any uplift on the amount so charged by such third party.




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            (e) Responsibility for Personnel. All personnel employed, engaged or otherwise furnished by the Providing Party in connection with its rendering of the Services will be the Providing Party's employees, agents or subcontractors, as the case may be (collectively, "PROVIDING PARTY PERSONNEL"). The Providing Party will have the sole and exclusive responsibility for Providing Party Personnel, will supervise Providing Party Personnel and will cause Providing Party Personnel to cooperate with the Receiving Party in performing the Services in accordance with the terms and conditions of Section 2.2. The Providing Party will pay and be responsible for the payment of any and all premiums, contributions and taxes for workers' compensation insurance, unemployment compensation, disability insurance, and all similar provisions now or hereafter imposed by any governmental entity with respect to or measured by wages, salaries or other compensation paid or to be paid by the Providing Party to Providing Party Personnel.

            (f) Services Rendered as a Work-For-Hire; Return of Equipment; Internal Use; No Sale, Transfer, Assignment; Copies. All materials, software, tools, data, inventions, works of authorship, documentation, and other innovations of any kind, including any improvements or modifications to the Providing Party's proprietary computer software programs and related materials, that the Providing Party, or personnel working for or through the Providing Party, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing Services or as a result of such Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection (collectively the "WORK PRODUCT"), as between the Providing Party and the Receiving Party, will be solely owned by the Providing Party. Notwithstanding the foregoing sentence, DWA will have the right to use on a non-exclusive basis, any and all (A) Studio-owned finance systems software, and
(B) enhancements made and owned by Studio to any such finance systems software, which, in either case, are or (to the extent still in existence) were used by Studio to render Services to DWA hereunder; in connection therewith, DWA will have the right to any information about DWA contained on any such finance systems software, which will be transferred to DWA as set forth below. The Providing Party will have full and complete ownership rights to use (except as explicitly set forth in the preceding sentence), license and sell any and all of the Work Product. Upon the termination of any of the Services, (i) the Receiving Party will return to the Providing Party, as soon as practicable, any equipment or other property of the Providing Party relating to such terminated Services which is owned or leased by the Providing Party and is or was in the Receiving Party's possession or control; and (ii) the Providing Party will transfer to the Receiving Party, as soon as practicable, any and all Receiving Party supporting, back-up or organizational data or information used in supplying the Service to Receiving Party. In addition, the parties will use good faith efforts at the termination of this Agreement or any specific Service provided hereunder, to ensure that all user IDs and passwords related thereto, if any, are canceled, and that any other data (as well as any and all back-up of that data) pertaining solely to the other party and related to such Service will be returned to such other party and/or deleted or removed from the applicable computer systems. All systems, procedures and related materials provided to Receiving Party are for Receiving Party's internal use only and only as related to the Services or any of the underlying Systems used to provide the Services and unless Providing Party gives its prior written consent in each and every instance (in its sole discretion), the Receiving Party may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any person other than a Subsidiary of the Receiving Party.



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Receiving Party shall not copy, modify, reverse engineer, decompile or in any way alter Systems without Providing Party's express written consent (in its sole discretion).

      2.2 GENERAL OBLIGATIONS; STANDARD OF CARE.

            (a) Standard of Care. The Providing Party will use its commercially reasonable efforts to provide the Services in accordance with the same policies, procedures and practices in effect immediately prior to the date hereof, and will exercise the same care and skill it exercises in performing similar services for itself; provided, however, that nothing in this Agreement will require the Providing Party to favor the Receiving Party over any third parties or any of the Providing Party's business operations. The Providing Party will be required to provide the Services only to the extent and only at the locations such Services are being provided by the Providing Party for the Receiving Party immediately prior to the date hereof unless Providing Party agrees otherwise in its sole discretion. The Initial Services provided by the Providing Party will be available only for purposes of conducting the business of the Receiving Party substantially in the manner it was conducted immediately prior to the date hereof, and Additional Services provided by the Providing Party will be available only for purposes of conducting the business of the Receiving Party in a reasonable manner; and the Providing Party will provide the Services described on Exhibits 11, 13, 17, 18 and 19 notwithstanding the fact that such Services were not provided by the Providing Party for the Receiving Party immediately prior to the date hereof. Further, the Receiving Party acknowledges that the Providing Party's obligation to provide the Services is contingent upon the Receiving Party (i) providing all information, documentation, materials, resources and access requested by the Providing Party in a timely manner and
(ii) making timely decisions, approvals and acceptances and taking such other actions requested by the Providing Party in a timely manner, in each case that Providing Party (in its reasonable business judgment) believes is necessary to enable the Providing Party to provide the Services, provided that the Providing Party requests such approvals, information, materials or services with reasonable prior notice to the extent practicable. Notwithstanding anything to the contrary herein, the Providing Party shall not be responsible for any failure to provide any Service in the event that the Receiving Party has not fully complied with the immediately preceding sentence. The parties acknowledge and agree that nothing contained in any Exhibit will be deemed to (i) increase or decrease the standard of care imposed on the Providing Party, (ii) except to the extent that an Exhibit references a Service that was not provided immediately prior to the date of this Agreement, expand the scope of the Services to be provided as set forth in Section 2, or (iii) limit the waiver of warranties by the Providing Party or the limitation on liability provisions contained herein.

            (b) Additional Resources. In providing the Services, except to the extent necessary to maintain the level of Service provided on the date hereof (or with respect to any Additional Service, the agreed-upon level), the Providing Party will not be obligated to: (i) hire any additional employees or
(ii) purchase, lease or license any additional equipment, software or other assets; and in no event shall the Providing Party be obligated to (i) maintain the employment of any specific employee or (ii) pay any costs related to the transfer or conversion of the Receiving Party's data to the Providing Party or any alternate supplier of Services. Further, the Providing Party will have the right to designate which personnel it will assign to perform Services, and it will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a third party provider at any time to perform Services. At the



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Receiving Party's request, the Providing Party will consult in good faith with the Receiving Party regarding the specific personnel to provide any particular Service(s); provided, however, that Providing Party's decision shall control and be final and binding.

            (c) Responsibility for Errors. The Providing Party's sole responsibility to the Receiving Party for errors or omissions committed by the Providing Party in performing the Services will be to correct such errors or omissions in the Services at no additional cost to the Receiving Party; provided, however, that the Receiving Party must promptly advise the Providing Party of any such error or omission of which it becomes aware after having used commercially reasonable efforts to detect any such errors or omissions.

            (d) Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such cooperation will include exchanging information, providing electronic access to systems used in connection with Services, performing true-ups and adjustments and obtaining or granting all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The Receiving Party will be solely responsible for paying for the costs of obtaining such consents, licenses, sublicenses or approvals. Either party providing electronic access to systems used in connection with Services may limit the scope of access to the applicable requirements of the relevant matter through any reasonable means available, and any such access shall be subject to the terms of Section 4.7. The exchange of information or records (in any format, electronic or otherwise) related to the provision of Services under this Agreement shall be made to the extent that (i) such records/information exist in the ordinary course, (ii) do not involve the incurrence of any material expense and (iii) are reasonably necessary by any such party to comply with its obligations hereunder or under applicable Law. Subject to the foregoing terms, the parties will cooperate with each other in making information available as needed in the event of a tax audit or in connection with statutory or governmental compliance issues, whether in the United States or any other country, provided that the provision of such information will be without representation or warranty as to the accuracy or completeness of such information. (For avoidance of doubt, and without limiting any privilege or protection that now or hereafter may be shared by Providing Party and Receiving Party, neither party shall be required to provide any document if the party who would provide such document reasonably believes that doing so would waive a privilege or protection [e.g., attorney-client privilege] applicable to such document.)

            (e) Providing Information to DWA. Without limiting or derogating from the provisions and terms of Sections 2.7(a) and 4.1, below, Studio and DWA agree that:

            (i) Studio shall provide DWA with such information, records or documentation as DWA may reasonably request (to the extent in Studio's possession or otherwise generally available to Studio) to permit DWA to comply with applicable Laws (including, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated under such Acts or any successor provisions) (including, such information, records and documentation and testing thereof as may be reasonably requested of Studio and its management for DWA to comply with Section 404, entitled "Management's Assessment


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      of Internal Controls", of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor provisions).

            (ii) Studio shall provide to the independent public accountants of DWA such information, records or documentation as DWA or such independent public accountants may reasonably request (to the extent in Studio's possession or otherwise generally available to Studio) to allow such independent public accountants to complete audits and limited reviews of the financial statements and other accounting or financial data or information of DWA (including, without limitation, such information, records and documentation and testing thereof as may be necessary for such independent public accountants to provide the attestation to, and report on, the internal control assessment made by DWA and its management required under the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder or any successor provisions and the rules of the Public Company Accounting Oversight Board).

            (iii) Studio shall correct as promptly, as practicable, any deficiencies in books and records and associated controls and procedures relating to the information provided under this Section 2.2(e) that are identified by DWA in writing in reasonable detail in connection with any internal control assessment, audit or similar review or report conducted or to be conducted by DWA, its management or its independent public accountants pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor provisions. If at any time DWA reasonably determines that any changes are needed to be made to Studio's internal controls and identifies such changes in reasonable detail in writing then Studio shall work diligently to make such changes as promptly as practicable. Studio shall have no responsibility for determining what changes or corrections are necessary and shall follow only those instructions provided by DWA.

            (iv) All direct and indirect costs and expenses relating to any of the requests made by DWA of Studio under and pursuant to this Section 2.2(e) (including employee time required to compile information or otherwise comply with this Section 2.2(e), changes to systems maintained by Studio to provide information in a specific format, fees and expenses charged by auditor or other third parties) shall be at the expense of DWA, unless (A) Studio prepares the same exact information for itself in its ordinary course of business, in which case the cost shall be a nominal processing fee, or (B) Studio provides the same exact information or report to DWA as a Service hereunder, in which case the cost shall be covered by the applicable Exhibit's cost calculation(s). The intent of the parties is not to double charge for any Service or other work performed by one party for the other hereunder.

      (f) Alternatives. If the Providing Party reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents (e.g., third-party approvals or instructions or approvals from the Receiving Party required in the ordinary course of providing a Service), licenses, sublicenses or approvals pursuant to Section 2.2(d), such shall not constitute a breach hereof by Providing Party and the parties will cooperate to determine the best alternative approach; provided, however, that in no event will the Providing Party be required to



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provide such Service until an alternative approach satisfactory to the Providing
Party is found or the consents, licenses, sublicenses or approvals have been obtained.

      2.3 LIMITATIONS ON PROVISION OF SERVICES.

            (a) Force Majeure.

                  (i) Except with respect to any party's obligation to make
            payments hereunder, in no event will any party be liable to any other party for any delay or other failure to perform hereunder that is due to occurrences or circumstances beyond such party's reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption or any foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance), in each case during the period and to the extent that such extraordinary condition delays, impairs or prevents such party's performance (collectively, "FORCE MAJEURE CONDITIONS"); and any such failure to perform shall not be a breach hereof by Providing Party. If any party does not perform any of its obligations hereunder as a result of a Force Majeure Condition, and any other party's performance of its obligations hereunder is conditioned upon the first party's performance, then notwithstanding anything in this Agreement to the contrary, the other party's performance will be excused (including payment obligations) until such time as the first party has performed those obligations prevented by the Force Majeure Condition.

                  (ii) The party claiming excusable delay will notify the other party of the Force Majeure Condition and will use commercial reasonable efforts to mitigate the effects of the Force Majeure Condition giving rise to the delay so as to continue performing as required hereunder as expeditiously as reasonably possible.

            (b) Necessary Assets. If the Providing Party is unable to provide a Service hereunder because it does not have the necessary assets because such asset was, in the case of Studio, transferred to DWA, or in the case of DWA, not transferred to DWA, the parties shall determine a mutually acceptable arrangement to provide the necessary access to such asset and until such time as access is provided, the Providing Party's failure to provide such Service shall not be a breach of this Agreement.

            (c) Compliance With Law. Notwithstanding anything to the contrary contained herein, this Agreement will not constitute an agreement for the Providing Party to provide Services to the Receiving Party to the extent that the provision of any such Services would not be in compliance with applicable Laws.




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      2.4 CHARGES AND PAYMENT.

            (a) Charges. The Receiving Party will pay the Providing Party, as consideration for each of the Services provided hereunder, the amount set forth on the Exhibit applicable to the relevant Services (the "ESTIMATED COST"), as such amount may be adjusted pursuant to Section 2.4(c)(i) hereof. The Receiving Party acknowledges and agrees that the Estimated Cost is an estimate of the actual cost, which will be calculated as set forth in the applicable Exhibit (the "ACTUAL COST"). On a periodic basis to be mutually agreed but no less frequently than semi-annually, the Providing Party will notify the Receiving Party in writing of the difference between the Actual Cost and the Estimated Cost for each Service that has been provided and to the extent the Actual Cost or the Estimated Cost exceeds the other, the parties will mutually agree to settle the difference, in each case, within 30 days after such written notification is delivered to the Receiving Party (the "TRUE-UP DUE DATE"). If the parties determine that any such difference will be paid by one party to another, any amount not paid by the True-Up Due Date will be considered past due and will bear interest in accordance with the provisions of Section 2.4(b)(i).

            (b) Invoices And Payment.

                  (i) Charges for Services (based on the Estimated Cost) will be billed monthly as of the end of each month by the Providing Party with a subsequent true-up as provided in Section 2.4(a). If any Service commences or terminates on a date prior to the end of a calendar month, the amount due will be pro rated proportionately based on the number of days elapsed in such month following commencement or prior to termination. All items on an invoice will be payable by the Receiving Party within 30 days after the Providing Party delivers the invoice to the Receiving Party (the "DUE DATE"), by wire transfer, in immediately available funds, to an account specified by the Providing Party in writing. Any amount not paid by the Due Date will be considered past due and will bear interest at the Prime Rate, commencing upon the first calendar day following the Due Date through the date of the Providing Party's receipt of payment.

                  (ii) All billing disputes or requests for billing adjustments by the Receiving Party must be in good faith and submitted to the Providing Party in writing on or prior to the Due Date or the True-Up Due Date, as applicable, with adequate written documentation supporting the basis for the claim, and must be accompanied by payment of all undisputed amounts due. Upon receipt of any such billing dispute or request for billing adjustments, the Providing Party and the Receiving Party will promptly address and attempt to resolve the claim pursuant to Section 4.11. Each party, in its reasonable discretion, may request additional supporting documentation with respect to such billing dispute. Without limiting the foregoing, the Receiving Party, upon 30 days written notice, may, at its own expense, audit the applicable records at the place where the Providing Party maintains same in order to verify such, and any such audit may be conducted by a reputable firm of certified public accountants or accountants who are employees of the Receiving Party, whose selection in either case is subject to Providing Party's reasonable prior approval, during reasonable business hours and in such manner as not to interfere with Providing Party's normal business activities. If it is ultimately determined through the dispute resolution procedures set forth herein that the disputed portion of an invoice is (x) a valid charge, Receiving Party will pay such amount including any accrued interest calculated in accordance with
            Section 2.4(a) or 2.4(b)(i), as applicable, or (y) an invalid charge or that other credits or adjustments are appropriate, the Providing Party will make appropriate adjustments.

                  (iii) If the Receiving Party fails to pay or dispute in good faith any invoiced amount as required by this Section 2.4 by the relevant Due Date or True-Up Due Date, as applicable, the Providing Party will have the right upon written notice to the receiving Party to discontinue the provision of those Services in dispute until such time as all such payments (including interest accrued thereon as calculated in accordance with Section 2.4(a) or 2.4(b)(i), as applicable) have been made, in addition to the right to pursue any other remedies available at law. Such suspension of Services will not be deemed a breach of the Providing Party's obligations under this Agreement.

            (c) Pricing Adjustments.

                  (i) Given the extended length of the Term, the parties
            acknowledge and agree that the Actual Cost of providing Services hereunder is expected to increase and/or decrease several times during the Term, and, accordingly, the Estimated Cost will be adjusted from time to time in accordance herewith. At any time upon a determination that the Estimated Costs of any Service differs significantly from the Actual Cost of such Service, the Providing Party will use commercially reasonable efforts to provide to the Receiving Party within 30 days of such determination, prior written notice of the change to the Estimated Cost of such Service (to be determined based on the Providing Party's estimate of the Actual Cost for such Service, taking into consideration things such as outsourcing of such Service, increases/decreases in salaries or benefits of employees providing Services, increases/decreases in out-of-pocket expenses, additional cost components to providing such Service, changes in third-party fees, etc.). Upon the Receiving Party's receipt of any such notice, Receiving Party shall have 15 days to opt to eliminate such Service from this Agreement. Upon the effective date of any increase or decrease, the Exhibit relating to such Service will automatically be deemed to have been amended to reflect such increase or decrease in Estimated Cost without any further action or consent required by any party.

                  (ii) In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment (as determined under internationally accepted arm's-length standards) for the Actual Cost of the Services as described above, then the parties will agree to make a corresponding adjustment to the Actual Cost in question for such period to the extent necessary to achieve arm's-length pricing; and if any interest or penalties are imposed by a taxing authority in connection therewith, the Receiving Party shall be responsible and liable for the payment thereof. Any adjustment made pursuant to this Section 2.4(c)(ii) will be reflected in the parties' official books and records, and the resulting overpayment or underpayment will create an obligation to be paid in the manner specified in Section 2.4(b).

      2.5 TERM. The term of this Agreement (the "TERM") will commence on the date hereof and will remain in effect through [the date of expiration of the Output Term] ("EXPIRATION DATE"), unless earlier terminated in accordance with
Section 2.6. The parties may agree on an earlier expiration date with respect to a specific Service by specifying such earlier date on the Exhibit for that Service. The Term may be extended by the parties in a writing signed by both parties, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Service for which the Term was extended.

      2.6 TERMINATION.

            (a) Termination by the Receiving Party. As provided in the Exhibits (regarding the required number of days written notice), the Receiving Party may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time (except in the event such termination will constitute a breach by Providing Party or Receiving Party of a third party agreement related to providing such Service(s)), by giving the required written notice to the Providing Party of such termination (each, a "TERMINATION NOTICE"). As soon as reasonably practicable after its receipt of a Termination Notice, the Providing Party will advise the Receiving Party as to whether termination of such Service(s) will (i) require the termination or partial termination, or otherwise effect the provision of, certain other Services (it being understood that Receiving Party shall not be entitled to terminate IT Services unless the Human Resources Services, Payroll Services and/or IT Equipment Purchasing Services corresponding thereto are also terminated), or (ii) result in any early termination costs, including those costs related to third party providers, but excluding costs related to the termination of any particular Providing Party employee(s) in connection with such termination of Service(s) unless (to the extent Section 2.2(b) is not applicable regarding maintaining an existing level of Service as more fully stated above) the Receiving Party was notified in writing that such particular employee(s) was/were being engaged in order for Providing Party to provide such Service(s) and Receiving Party agreed to such engagement, provided that if such engagement is not agreed to, Studio will not be obligated to provide the applicable Service. If either will be the case, the Receiving Party may withdraw its Termination Notice within five business days. If the Receiving Party does not withdraw the Termination Notice within such period, such termination will be final and the Receiving Party will be deemed to have agreed to cancel such other Services and to pay any such early termination costs.

            (b) Termination by the Providing Party. As provided in the Exhibits (regarding the required number of days written notice), the Providing Party may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time, by giving the required written notice to the Receiving Party of such termination, if at such time the Providing Party does not perform such Service for itself or its Subsidiaries. Additionally, the Providing Party may terminate this Agreement by giving written notice of such termination to the Receiving Party, if the Receiving Party breaches any material provision of this Agreement (including a failure to timely pay an invoiced amount); provided, however, that the Receiving Party will have 30 days after receiving such written notice to cure any breach which is curable before the termination becomes effective; provided further, that this termination right will not be available as a result of a failure to timely pay an invoiced amount while such failure to pay is being properly disputed pursuant to the terms of
Section 2.4(b).

            (c) Effect of Termination of Services. In the event of any termination with respect to one or more, but less than all, of the Services, this Agreement will continue in full force and effect with respect to any Services not so terminated. Upon the termination of any or all of the Service(s), the Providing Party will cease, or cause its applicable Affiliates or third-party providers to cease, providing the terminated Service(s). Upon each such termination, the Receiving Party will promptly (i) pay to the Providing Party all fees accrued through the effective date of the Termination Notice pursuant to Section 2.4(a) and (ii) reimburse the Providing Party for the termination costs actually incurred by the Providing Party resulting from the Receiving Party's early termination of such Service(s), if any, including those costs owed to third party providers as provided in Section 2.6(a), but excluding costs related to the termination of any particular Providing Party employee(s) in connection with such termination of Service(s) (including wrongful termination claims) unless the Receiving Party was notified in writing that such particular employee(s) was/were being engaged in order for Providing Party to provide such Service(s).

      2.7 DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION.

            (a) DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PROVIDING PARTY MAKES NO AND DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES. THE PROVIDING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

            (b) Limitation of Liability; Indemnification.

                  (i) Each party acknowledges and agrees that the obligations of the other party hereunder are exclusively the obligations of such other party and are not guaranteed directly or indirectly by such other party's stockholders, members, managers, officers, directors, agents or any other person. Except as otherwise specifically set forth in a separate agreement, and subject to the terms of this Agreement, each party will look only to the other party and not to any manager, director, officer, employee or agent for satisfaction of any claims, demands or causes of action for damages, injuries or losses sustained by any party as a result of the other party's action or inaction.

                  (ii) Notwithstanding (A) the Providing Party's agreement to perform the Services in accordance with the provisions hereof, or
            (B) any term or
            provision of the Exhibits to the contrary, the Receiving Party acknowledges that performance by the Providing Party of Services pursuant to this Agreement will not subject the Providing Party, any member of its Group or their respective members, stockholders, managers, directors, officers, employees or agents to any liability whatsoever, except as directly caused by the willful misconduct or gross negligence on the part of the Providing Party or any of its members, stockholders, managers, directors, officers, employees and agents; provided, however, that the Providing Party's liability as a result of such willful misconduct or gross negligence will be limited to the amount of Actual Costs it has actually received pursuant to Section 2.4 in connection with the Service(s) at issue.

                  (iii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO
            THE CONTRARY, IN NO EVENT WILL ANY MEMBER OF EITHER GROUP BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY ANY MEMBER OF THE OTHER GROUP, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT A MEMBER OF EITHER GROUP IS REQUIRED TO PAY (1) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 2.7(B)(IV) AND/OR
            (2) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A THIRD PARTY WHO IS NOT A MEMBER OF EITHER GROUP, IN EACH CASE IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES OF THE INDEMNIFIED PARTY AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 2.7(B)(III).

                  (iv) The Receiving Party agrees to indemnify and hold harmless the Providing Party, each member of its Group and their respective members, stockholders, managers, directors, officers, employees and agents with respect to any claims or liabilities (including reasonable attorneys' fees) ("Claims") which may be asserted or imposed against the Providing Party or such persons by a third-party who is not a member of either Group, as a result of (A) the provision of Services pursuant to this Agreement, or (B) the material breach by Receiving Party of a third party agreement that causes or constitutes a material breach of that same agreement by Providing Party, except (with respect to both of the foregoing) for any claims which are directly caused by the willful misconduct or gross negligence of the Providing Party or such persons. Each party as indemnitee ("Indemnitee") will give the other party as indemnitor ("Indemnitor") prompt written notice of any Claims. If Indemnitor does not notify Indemnitee within a reasonable period after Indemnitor's receipt of notice of any Claim that Indemnitor is assuming the defense of Indemnitee, then until such defense is assumed by Indemnitor, Indemnitee shall have the right to defend, contest, settle or compromise such Claim in the exercise of its reasonable judgment and all costs and expenses of such defense, contest, settlement or compromise (including reasonable outside attorneys' fees and expenses) shall be reimbursed to Indemnitee by Indemnitor. Upon assumption of the defense of any such Claim, Indemnitor shall, as its own cost and expense, select legal counsel, conduct and control the defense and/or settlement of any suit or action which is covered by Indemnitor's indemnity. Indemnitee shall render all cooperation and assistance reasonably requested by the Indemnitor and Indemnitor shall keep Indemnitee fully apprised of the status of any Claim. Notwithstanding the foregoing, Indemnitee may, at its election and sole expense, be represented in such action by separate counsel and Indemnitee may, at its election and sole expense, assume the defense of any such action, if Indemnitee hereby waives Indemnitor's indemnity hereunder. Unless Indemnitee waives the indemnity hereunder, in no event shall Indemnitee, as part of the settlement of any claim or proceeding covered by this indemnity or otherwise, stipulate to, admit or acknowledge any liability or wrongdoing (whether in contract, tort or otherwise) of any issue which may be covered by this indemnity without the consent of the Indemnitor (such consent not to be unreasonably withheld).

            (c) Subrogation of Rights Vis-a-Vis Third Party Contractors. In the event any liability arises from the performance of Services hereunder by a third party contractor, the Receiving Party will be subrogated to such rights, if any, as the Providing Party may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of the Receiving Party.


                                  ARTICLE III
                                      TAXES

      3.1 ALLOCATION OF TAXES.

            (a) The Receiving Party will bear all taxes, duties, levies and similar charges (and any related interest and penalties) ("TAX" or "TAXES"), however designated, imposed as a result of the provision by the Providing Party of Services under this Agreement, except

                  (i) any Tax based on net income or gross income that is
            imposed on the Providing Party by its jurisdiction of formation or incorporation (such as U.S. federal income Tax and related state income Taxes) ("RESIDENT JURISDICTION");

                  (ii) any Tax based on net income or gross income that is
            imposed on the Providing Party by jurisdictions other than its Resident Jurisdiction if such tax is based on a permanent establishment of the Providing Party; and

                  (iii) any Tax that is recoverable by the Providing Party in the ordinary course of business such as Value Added Tax ("VAT", as more fully defined in Section 3.1(d) below), Goods & Services Tax ("GST") and similar taxes.

            (b) If the Receiving Party is required to bear a tax, duty, levy or similar charge pursuant to the preceding paragraph, the Receiving Party will pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by the Providing Party hereunder after all such payments or withholdings equal the amounts to which the Providing Party is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

            (c) The Providing Party will not collect an otherwise applicable tax if the Receiving Party's purchase is exempt from the Providing Party's collection of such tax and a valid tax exemption certificate is furnished by the Receiving Party to the Providing Party.

            (d) If Section 3.1(a)(iii) does not apply, all Cost associated with a Service is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). In the event that any VAT is payable on a Service supplied by the Providing Party to the Receiving Party under this Agreement, this VAT will be added to the Actual Cost and will be for the account of (and reimbursable to the Providing Party by) the Receiving Party. If VAT on the supplies of the Providing Party is payable by the Receiving Party under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), the Receiving Party will ensure that the Providing Party will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, the Providing Party will use its reasonable commercial efforts to ensure that its invoices to the Receiving Party are issued in such a way that these invoices meet the requirements for deduction of input VAT by the Receiving Party, if the Receiving Party is permitted by law to do so.


                                   ARTICLE IV
                                  MISCELLANEOUS

      4.1 COMPLIANCE WITH LAW AND GOVERNMENTAL REGULATIONS. The Receiving Party will be solely responsible for (a) compliance with all Laws affecting its business and (b) any use the Receiving Party may make of the Services to assist it in complying with such Laws. Without limiting any other provisions of this Agreement, the parties agree and acknowledge that neither party has any responsibility or liability for advising the other party with respect to, or ensuring the other party's compliance with, any public disclosure, compliance or reporting obligations of such other party (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated under such Acts or any successor provisions), regardless of whether any failure to comply results from information provided hereunder.

      4.2 NO PARTNERSHIP OR JOINT VENTURE; INDEPENDENT CONTRACTOR. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between DWA, Studio or any of their respective affiliates, successors or assigns. The parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge that the Providing Party is an independent contractor with respect to the Receiving Party in all respects, including with respect to the provision of the Services.

      4.3 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement is binding upon and will inure to the benefit of each party and its successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including employees of any party) or governmental entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      4.4 EXPENSES. Except as otherwise provided herein, the parties will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

      4.5 REPRESENTATION BY COUNSEL; INTERPRETATION. Each of the parties acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties.

      4.6 FURTHER ASSURANCES. From time to time, each party will use its commercially reasonable efforts to take or cause to be taken, at the cost and expense of the requesting party, such further actions as may be reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such matters.

      4.7 CONFIDENTIALITY.

            (a) Subject to Section 4.7(c), each of Studio and DWA, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Studio's confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Group or its respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and will not use any such Information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been
(i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

            (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such

Information), except in compliance with Section 4.7(c); provided, however, that any Information may be disclosed to third parties retained by the Providing Party as the Providing Party reasonably deems necessary to perform the Services.

            (c) In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law (including pursuant to any rule or regulation of the Securities and Exchange Commission) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party will notify the other party prior to disclosing or providing such Information and will cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Person provides the other party upon request with a copy of the Information so disclosed.

      4.8 INCONSISTENCY. In the event of any inconsistency between the terms of this Agreement and any of the Exhibits, the terms of this Agreement (other than charges for Services) will control.

      4.9 ASSIGNMENT. No party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party; provided, however, that the Providing Party may perform its obligations through third parties so long as the Providing Party remains fully responsible for the performance of its obligations under this Agreement in accordance with its terms, as contemplated by Section 2.1(d).

      4.10 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

      4.11 DISPUTE RESOLUTION.

            (a) The procedures for discussion, negotiation and mediation set forth in this Section 4.11 will apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any of the parties and/or their respective Affiliates.

            (b) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "ESCALATION NOTICE") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice will be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy will state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties will use their commercially reasonable efforts to meet within 10 days of the Escalation Notice.

            (c) If the representatives of the parties do not meet within 10 days of the Escalation Notice or are unable to reach a mutually satisfactory resolution within 20 days following the date of the Escalation Notice, or any mutually agreed extension thereof, either party may initiate arbitration in accordance with the procedures set forth in clause (d) below. Nothing contained herein shall be construed to limit the right of either party to seek preliminary or interlocutory relief from a court of competent jurisdiction if it believes that such action is necessary to preserve its rights pending arbitration in accordance with clause (d) below.

            (d) The parties agree that any dispute arising out of or relating to this Agreement, including but not limited to any dispute concerning the negotiation, interpretation, performance, enforcement and validity hereof, that is not resolved after compliance with the provisions set forth in Sections 4.11(a), (b) and/or (c), above, shall be determined by final and binding arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in force at the time such arbitration is commenced; provided that: (i) the arbitration shall be conducted before a single neutral arbitrator experienced in the motion picture industry ("Arbitrator") who shall be appointed by mutual agreement of the parties, or by the AAA in accordance with its Rules if the parties are not able to agree on a single arbitrator within [30] days of the commencement of arbitration; provided that if the parties are unable to mutually agree on an arbitrator, one shall be appointed by the AAA; (ii) the parties shall be entitled to discovery as provided in California Code of Civil Procedure sections 1283.05 and 1283.1; (iii) in deciding any such matter, the arbitrator(s) shall follow the substantive law of the State of California as it would be applied by California courts; (iv) either party may, without waiving its right to arbitration, seek preliminary or interlocutory relief from a court of competent jurisdiction if it believes that such action is necessary to preserve its rights pending arbitration; (v) all arbitration proceedings (including any discovery and other evidence in connection therewith) shall be closed to the public and shall remain confidential; (vi) arbitration awards hereunder may be entered and enforced as provided in California Code of Civil Procedure sections 1285 et seq. and (vii) no party shall seek damages prohibited by Section 2.7 of this Agreement.

            (e) Unless otherwise agreed in writing, the parties will continue to provide, service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 4.11, except to the extent such commitments are the subject of such dispute, controversy or claim

      4.12 SEVERABILITY OF PROVISIONS. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the parties.

      4.13 WAIVER. Waiver by any party of any default by the other party of any provision of this Agreement will not be deemed a waiver by the waiving party of any subsequent or other default, nor will it prejudice the rights of the other party.

      4.14 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, except to the extent the substantive laws of the State of Delaware are mandatorily applicable under Delaware law.

      4.15 HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      4.16 NOTICES. All notices or other communications under this Agreement will be in writing and will be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

             If to Studio, to:

             DreamWorks L.L.C.
             Grandview Building
             1000 Flower Street
             Glendale, California 91201
             Attn:  General Counsel

             If to DWA or DWA LLC to:

             DreamWorks Animation SKG, Inc.
             Grandview Building
             1000 Flower Street
             Glendale, California 91201
             Attn:  General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.




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      4.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its duly authorized individual as of the date first written above.

DREAMWORKS L.L.C.                         DREAMWORKS ANIMATION SKG, INC.


By:                                       By:
   -------------------------------            -------------------------------

Its:                                      Its:
    ------------------------------            -------------------------------










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